Yanglin Soybean, Inc. Reports 2010 Q1 Quarterly Financial Results

    HEILONGJIANG, China, May 15 /PRNewswire-Asia-FirstCall/ -- Yanglin Soybean, Inc. (OTC Bulletin Board: YSYB) ("Yanglin" or the "Company"), one of the leading domestic processors of soybean products in China, today reported its unaudited financial results for the fiscal quarter ended March 31, 2010.

    Mr. Shulin Liu, Chief Executive Officer of Yanglin, commented, "During 2009, we experienced certain difficulties caused by the unfavorable pricing environment for both our raw materials and end products, as a result of the combined effect of the Chinese government's strategic reserve purchase of domestic soybeans and large imports of soybean into China at lower prices. In the first quarter of 2010, however, we managed to generate a slight gross profit, as a result of the improvement in the prices of our products. In addition, we generated $3.2 million of cash from operations for the three months ended March 31, 2010 compared to using $956K of cash for the comparable quarter 2009.  The cash generated in the first quarter of 2010 was primarily a result of reducing the purchase of inventory. We believe that, as one of the largest domestic soybean processors in Northeast China, with an annual production capacity of 520,000 metric tons, that we are well positioned in China's domestic soybean industry, which still receives continuing  support from the Chinese government and, which we believe, has promising prospects in the long-term, considering the growing demand for the soybean products in the country."

    Mr. Lu continued, "In addition to the implementation of cost saving measures, we are closely monitoring new government policy announcements. In late 2009, after lobbying efforts of the domestic soybean industry, the Chinese government announced that it would grant subsidies to soybean processors who purchased domestic non-GM soybeans from farmers at a government-guided price. We believe that this measure may help domestic soybean processors, including Yanglin, to recover the cost of raw materials. More importantly, we believe that this measure is a signal by the government of its willingness to render further support to our industry. In the meantime, we intend to continue to focus on making our operations more efficient and on providing the same high-quality products and service our customers expect."

    First Quarter 2010 Results

    Total revenue for the first quarter of 2010 was $34.1 million, compared to $43.0 million recorded for the first quarter of 2009. The decrease in sales during this period was mainly caused by reduced supply of raw materials, due to the fact that China suffered from a reduction in the soybean production in 2009 due to the conversion to corn for better economics and the unfavorable weather conditions. Meanwhile, the average selling prices of our products increased in the first quarter of 2010, since the demand for soybean products was traditionally strong during the Chinese New Year and the prices of imported soybeans were high in the first quarter, as compared to historical data. As a result, we generated a gross profit. Gross profit for the first quarter of 2010 was $16,623, as compared to a gross loss of $1,142,022 for the first quarter of 2009.

    Total operating expenses for the first quarter of 2010 decreased to $914,818, from $1,087,426 in the first quarter of 2009. Selling expenses for the first quarter of 2010 decreased to $64,776, slightly lower than $69,246 for the first quarter of 2009. General and administrative expenses for the first quarter of 2010 were $850,042, as compared to $1,018,180 for the first quarter of 2009. The reduction was mainly the result of the strict cost saving measures in items such as business entertainment and travel.

    Operating loss for the first quarter of 2010 was $898,195, as compared to a loss of $2,229,448 for the first quarter of 2009. Yanglin has been recognized as a "Key Leading Enterprise" in the industrial sector of the important agriculture industry by the Chinese government. The Company will  benefit from its income tax exempt status from January 2010 until June 2012.

    During 2009, we adopted the provisions of FASB ASC Topic 815, "Derivatives and Hedging" ("ASC 815") (previously ElTF 07-5, "Determining Whether an instrument (or an Embedded Feature) is Indexed to an Entity's Own Stock"). In 2009, we incurred non-cash income of $59.4 million resulting from the change in fair value of warrants issued to investors in conjunction with the Company's Series A Convertible Preferred Stock in October 2007. The accounting treatment of the warrants resulted from an anti-dilution provision to the warrant holders. In the first quarter of 2010, the non-cash income related to the change in fair value of these warrants was $5.1 million, as compared to $27.1 million in the first quarter of 2009, as restated.

    Net income for the first quarter of 2010, after including the non-cash income from the change in fair value of warrants, totaled $4.0 million, or $0.13 per diluted share, compared with net income of $24.9 million, after including the non-cash income from the change in fair value of the warrants, or $0.63 per diluted share for the first quarter of 2009.

    Cash Positions

    The Company's balance sheet as of March 31, 2010 included cash of $38.0 million, compared with $34.8 million at December 31, 2009. The Company had net working capital of $26.1 million as of March 31, 2010 compared to $26.5 million as of December 31, 2009. Total shareholders' equity was $34.9 million as of March 31, 2010 compared to $30.9 million as of December 31, 2009.

    Business Update

    Mr. Liu concluded, "Over the last few months of 2009, we have been pleased to see some positive signs coming on the horizon, including news that the Chinese government will grant a subsidy to domestic soybean processors for the soybeans they purchased from local farmers. We believe that this policy is the start of a series of potential further financial supports to the domestic non-GM soybean industry, which we believe will be favorable to our operations when received. In addition, in the first quarter of 2010, we managed to generate a slight gross profit, which we believe is also a positive sign. We are still confident in the long-term prosperity of China's soybean market and business, and we believe that we will see a recovery of our operations and profitability."

    Conference Call

    The Company will host a conference call on Monday, May 17, 2010 at 8:30 A.M. Eastern Time / 8:30 P.M. Beijing Time. A question and answer session will follow management's presentation.
    To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the Yanglin Soybean conference call:

Telephone (North America):	1-877-407-0782
Telephone (International):	1-210-689-8567

A replay of the call will be available through May 24, 2010 until 11:59 PM Eastern Daylight Time.

    For the replay, please call:

Phone Number:	1-877-660-6853 (North America)
Phone Number:	1-201-612-7415 (International)
Account Number:	286
Conference ID Number:	350862

    About Yanglin

    Yanglin is one of the leading domestic soybean processors in China. The Company manufactures soybean oil, salad oil and soybean meal with an annual processing capacity of 520,000 metric tons in 2010. The Company's products are sold directly to its customers or through distributors. Majority of Yanglin's customers are located in Northern China.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by the Company constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned capacity expansion and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's acceptance, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

    For more information, please contact

     Yanglin Soybean, Inc.
     Mr. Bode Xu
     Chief Financial Officer
     Tel:   +86-469-4678077
     Email: cfo@yanglinsoybean.com

CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION
(Stated in US Dollars) (unaudited and as restated)

	For the quarter ended March 31,
	2010	2009
		(As restated)

Net sales	$34,082,815	$43,032,326

Cost of sales	(34,066,192)	(44,174,348)

Gross (loss) profit	16,623	(1,142,022)

Operating Expenses

Selling expenses	(64,776)	(69,246)
General and administrative expenses	(850,042)	(1,018,180)
Total operating expenses	(914,818)	(1,087,426)

(Loss) income from operations	(898,195)	(2,229,448)

Interest expense	(278,612)	(93,505)
Interest income	26,253	71,725
Other (expense) income	(350)	29
Changes in fair value of warrants	5,121,571	27,114,955

Income before income taxes	3,970,667	24,863,756

Income tax	-	-

Net income	3,970,667	24,863,756

Foreign currency translation adjustment	9,400	90,645

Other comprehensive income	$3,980,067	$24,954,401

Earnings per share
Basic	$0.19	$1.24
Diluted	$0.13	$0.63

Weighted average shares outstanding
Basic	20,465,119	20,000,003
Diluted	30,445,616	39,177,594

CONSOLIDATED BALANCE SHEETS INFORMATION
AS AT MARCH 31, 2010 AND DECEMBER 31, 2009
(Stated in US Dollars)

	March 31, 2010	December 31,*
	(unaudited)	2009

Cash	$38,023,416	$34,811,611

Total assets	81,399,729	82,230,476

Short-term bank loans	20,479,513	20,476,218

Total liabilities	46,473,131	51,294,071

(Accumulated deficit) retained earnings	(5,982,379)	(9,953,046)

Total stockholders' equity	$34,926,598	$30,936,405

*Condensed from audited financial statements.

SOURCE  Yanglin Soybean, Inc.